FOR IMMEDIATE RELEASE
NEWS RELEASE

PeopleSupport appoints Frank Perna to Board of Directors
LOS ANGELES (January 3, 2006) – PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider that offers customer management, accounts receivable management and back office services from its facilities in the Philippines, today announced the appointment of Frank Perna to its Board of Directors and the Board’s Compensation Committee. Since December 1998 until his retirement in February 2005, Mr. Perna served as Chairman and CEO of MSC.Software, the leading global provider of virtual product development solutions, including simulation software and services. Under his leadership, MSC.Software has experienced both internal and external growth, including the completion of six acquisitions, the establishment of key business partnerships within the global manufacturing and software community and the overall transformation of MSC.Software into a focused Information Technology company.
“We are delighted to have Frank Perna join PeopleSupport’s Board,” said Lance Rosenzweig, PeopleSupport’s Chairman and Chief Executive Officer. “Frank’s vast management experience promises to make him a valuable addition to our Board. His in-depth knowledge of managing and operating fast growth companies makes him an excellent fit for our organization as we continue our strategy of becoming a leading provider of premium offshore BPO services and solutions.”
Before becoming Chairman and CEO of MSC.Software, Mr. Perna served as director on the boards of both MSC.Software and PDA Engineering Inc. (which was acquired by MSC.Software in 1994). During the years 1994 through 1998, Mr. Perna served as Chairman and CEO of EOS Corporation, a high technology electronics manufacturer and also as chairman of Software.com, a software solutions provider. From 1984 through 1993, Mr. Perna was President (and CEO from 1990) of MagneTek, an international manufacturer of electrical equipment. During his tenure at MagneTek, Mr. Perna managed the strategic growth of the company from $195 million to more than $1.5 billion in annual revenue. Mr. Perna also spent 17 years at General Motors in the area of engineering test and computer simulation and has held senior management positions at Whittaker Corporation, Bell & Howell and Sun Electric.
Mr. Perna holds a Bachelor’s degree in mechanical engineering from Kettering University, a Master’s degree in electrical engineering from Wayne State University and a Master’s degree in management from Massachusetts Institute of Technology Sloan School of Management. He is also a member of the Board of Trustees at Kettering University. Mr. Perna is a registered Professional Engineer and currently serves as a director of California Amplifier, Inc., a leading provider of wireless equipment      , and is a director of Ping Identity Corp., a privately held software identification security company.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, accounts receivable management and back office management services from its facilities in the Philippines. PeopleSupport is one of the largest outsourced service providers in the Philippines based on the size of its workforce, with approximately 4,000 college-educated, fluent English speaking Philippine personnel. Headquartered in Los Angeles, California, PeopleSupport provides services to clients in a variety of industries, including travel and hospitality, technology, telecommunications, retail, consumer products and financial services. For more information, visit www.peoplesupport.com.

PeopleSupport Press & Investor Contact:
Peter Hargittay
Investor Relations and Corporate Marketing
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com

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